Exhibit 10.1

HYCROFT MINING HOLDING CORPORATION

8181 E. Tufts Ave., Suite 510

Denver, CO 80237

July 1, 2020

Via E-Mail

Randy Buffington

1250 Parkview Drive

Elko, NV 89891

Re:      Transition and Succession Agreement

Dear Randy:

This Transition and Succession Agreement (the “Agreement”) will confirm our mutual understanding and agreements regarding your assistance in facilitating a successful transition to a new President and Chief Executive Officer of Hycroft Mining Holding Corporation (“HYMC” and together with its consolidated subsidiary entities, the “Company”). Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Employment Agreement dated as of March 15, 2019 between you and Hycroft Mining Corporation (the “Employment Agreement”), which agreement was assigned to and assumed by the Company effective as of the closing of the business combination between HYMC, Autar Gold Corporation (f/k/a MUDS Acquisition Sub, Inc.) and Hycroft Mining Corporation.

In order to effectuate a smooth transition and succession to a new President and Chief Executive Officer and the separation of your employment by the Company, for good and valuable consideration, the sufficiency of which is hereby agreed to and acknowledged, you, and the Company hereby agree as follows:

1.       Termination of Employment and Board Membership.

(a)     Pursuant to the mutual agreement of you and the Company, you hereby resign and your employment by the Company shall be deemed to be terminated effective as of July 1, 2020 (the “Termination Date”). As of the Termination Date, your resignation shall be accepted and you will be deemed to have ceased employment with and to no longer hold any positions as an officer with any of the Company, including without limitation, HYMC and all of its direct and indirect subsidiaries, or as a director, member or manager of any of HYMC and its subsidiary entities.

(b)     You hereby resign your position as a member of the Board of Directors of HYMC and as a member or manager of all subsidiary entities as of the Termination Date.

(c)     In order to facilitate the transition to your successor as President and Chief Executive Officer, you agree that for a period of 24 months following the Termination Date (the “Consulting Period”) to provide consulting, transition assistance and advice upon the reasonable request of the Board of Directors or the Chief Executive Officer of HYMC, as described in more detail in Section 4(c) below; provided, however, that subject to the terms of the Consulting Agreement (as hereinafter defined), such transition assistance and advice shall be subject to your consent, which shall not be unreasonably denied, withheld or delayed.

2.       Final Compensation. As soon as administratively practicable after the Termination Date, the Company shall pay you all accrued but unpaid wages, any earned but unused vacation days, subject to standard payroll deductions and withholdings, and any previously unreimbursed business expenses incurred on behalf of the Company, subject to the presentation of documentation therefor in accordance with the Company’s regular reimbursement procedures and practices. Any personal advances due made to you by the Company that are not related to previously unreimbursed business expenses will be deducted from the cash amounts otherwise due to you hereunder.

3.       Full Payment. You hereby acknowledge that the payments and arrangements set forth in this Agreement, if timely paid and performed in accordance with this Agreement, constitute full and complete satisfaction of any and all amounts properly due and owing to you as a result of your employment with the Company and the termination thereof; provided, however, that nothing herein shall adversely affect or modify your vested rights to payments under any qualified or non-qualified benefit plans of the Company in which you were a participant.

4.        Salary Continuation Payments and Compensation Arrangements.

(a)     Salary Continuation Payments. Following your resignation and termination of your employment by the Company, as of the Termination Date, you shall receive salary continuation payments, based upon your annual salary of $525,000 as of the Termination Date, payable for a period of 24 months, payable in cash in bi-weekly installments (“Salary Continuation Payments”) pursuant to and subject to the conditions set forth in the Employment Agreement and subject to your performance of your obligations pursuant to this Agreement, including, without limitation, under Section 12 hereof; provided, however, that such Salary Continuation Payments will not commence until after the expiration of the Revocation Period (as defined below) and provided further, that at such time when the installments remaining to be paid do not fall within the “involuntary separation pay” exclusion from Section 409A set forth in Section 9 of the Employment Agreement, the remaining installments shall be paid in accordance with the schedule provided in the Employment Agreement.

(b)     Special Discretionary Equity Bonus. In recognition of your successful efforts in developing a new process to economically and profitably recover gold from sulfide ores in a heap leach process and restarting mining operations at the Hycroft Mine and to reward and compensate you for transition assistance, and subject to your resignation as an officer and the termination of your employment by the Company and resignation from the Board of Directors, effective upon the expiration of the revocation periods set forth in Section 10 hereof without revocation, HYMC shall award to you a special discretionary equity bonus in the form of $1,300,000 in restricted stock units convertible into shares of HYMC Class A common Stock, as determined by the closing price of HYMC’s common stock on the date of grant, and vesting pro rata over a period of two (2) years following the grant date (“Special Discretionary Equity Bonus”). Such Special Discretionary Equity Bonus, as and if awarded in accordance with the terms hereof, shall be granted as of the Termination Date pursuant to a Special Discretionary Equity Award Agreement.

(c)     Consulting Arrangements.

(i)     You agree that following the termination of your employment, you shall enter into the form of consulting agreement (the “Consulting Agreement”) attached as Exhibit A hereto, effective upon the expiration of the revocation periods set forth in Section 10 hereof without revocation, to provide consulting services on a consulting basis to the Company in your areas of expertise relating to the Hycroft Mine’s operations and perform such other services as may reasonably requested of you by the Board of Directors or the Chief Executive Officer of HYMC (collectively, the “Consulting Services”). You shall be compensated for the provision of Consulting Services at a rate of $25,000 per month regardless of whether any request for the provision of Consulting Services is made to you during each month of the Consulting Period. You understand and agree that, while performing Consulting Services for the Company after the Termination Date, you will not be eligible to participate in or accrue benefits under any of the Company’s benefit plans for which status as an employee is a condition of such participation or accrual. Except as provided in Section 6 hereof, to the extent that you may be deemed eligible to participate in any benefit plan of the Company, you hereby waive your participation.

(ii)     Independent Contractor Status. You hereby acknowledge and agree that, during the Consulting Period, you will be deemed to be an independent contractor of the Company. From and after the Termination Date, you shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. The Company will not make deductions for taxes for any consulting fees payable pursuant to Section 4(c)(i), and any personal income and self-employment taxes for such fees shall be your sole responsibility. You hereby agree to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by you to make required personal income and self-employment tax payments with respect to such consulting fees.

(iii)     Reimbursement of Business-Related Expenses. Subject to prior approval and authorization, the Company will reimburse you for all reasonable and necessary out-of-pocket expenses for travel, lodging, meals, or any other similar expenses incurred by you at the request of the Company and in connection with the performance of the Consulting Services hereunder upon receipt of documentation therefor in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

(d)     Termination of Salary Continuation Payments. If you recommence work with the Company as an employee (but not as a consultant pursuant to Section 4(c) hereof) before all Salary Continuation Payments have been made to you or are determined to be in breach of any of your obligations under this Agreement, such payments will stop as of the effective date of commencement of such work.

(e)      Unemployment Compensation. While you may not be precluded from applying for and receiving unemployment compensation benefits, if you do receive any such benefits for the same weeks for which you are receiving Salary Continuation Payments, any amounts you receive in unemployment compensation will be deducted from the Salary Continuation Payments made to you for those weeks. In addition, the following will be deducted from your Salary Continuation Payments if received for the same weeks you are receiving Salary Continuation Payments: short-term disability (STD) and worker’s compensation benefits.

5.        Employee Benefits.

(a)     The Company shall provide you with the opportunity to continue group medical and dental insurance coverage equivalent to that provided to senior officers of HYMC for a period of eighteen (18) months following the Termination Date (the “Salary Continuation Period”), pursuant to the terms of this Section 5(a). You and your dependents may make a timely election, effective as of the day after the Termination Date, to continue your group medical and dental coverage under Code Section 4980B (“COBRA”). If such a timely COBRA election is made, the Company will deduct from each Salary Continuation Payment an amount equal to the employee portion of the bi-weekly premium payable by similarly situated senior officers for such medical and dental coverage, to the extent you and your dependents remain eligible for COBRA continuation coverage, and the Company will directly pay such deducted amount, and any remaining premium, for such coverage. Any taxes required to be withheld for the portion of the bi-weekly premium for such COBRA continuation coverage that is payable by the Company will be withheld from Salary Continuation Payments. The Company’s payment of its share of the COBRA premiums described in this Section 5(a) is subject to the performance of your obligations pursuant to this Agreement, including, without limitation, pursuant to Section 12 hereof.

(b)     To the extent permitted under any of the Company’s benefit plans, the Company shall continue to provide and you shall continue to participate in any group accident insurance, short-term disability insurance, life insurance or long-term disability insurance coverage for a period of eighteen (18) months following the Termination Date. Immediately thereafter, any group accident insurance, short-term disability insurance, life insurance or long-term disability insurance coverage you have with the Company will terminate. To the extent such continuation of coverage is not permissible under any such benefit plan, your coverage under such plan will terminate as of the Termination Date and the Company shall pay to you an amount each month for a period of eighteen (18) months thereafter equal to the premium under such plan that the Company paid on your behalf for coverage under such plan immediately prior to the Termination Date (or $17.20 per month under the group accident insurance plan, $86.00 per month under the group life insurance plan and $206.25 per month under the group long-term disability plan), which the Company shall pay coincident with any payments you are scheduled to receive pursuant to Section 4(a) hereof.

(c)     Notwithstanding anything to the contrary in Section 5(a) and/or Section 5(b) hereof, in the event that you receive or obtain benefits of the type described in Section 5(a) and/or Section 5(b) hereof from another employer, then the Company’s obligation to provide such benefits under this Agreement shall terminate. You hereby covenant and agree to promptly inform and notify HYMC in writing of your right to receive or obtain benefits of the type described in Section 5(a) and/or Section 5(b) hereof.

(d)     All amounts allocated to your 401(k) account are subject to the vesting and other terms of the 401(k) Plan, which shall not be deemed to have been modified by this Agreement; provided, however, that the Company acknowledges that your account is fully vested as of the date of this Agreement. You may receive a distribution of your account balance in the 401(k) Plan following the Termination Date. If your account balance in the 401(k) Plan is less than $5,000, it will be distributed automatically. For the avoidance of doubt, nothing herein shall adversely affect or modify your rights to payment of vested benefits under any qualified or non-qualified benefit plan of HYMC in which you were a participant.

6.       Outstanding Equity Awards. As of the Termination Date, pursuant to equity award agreements made and entered into as of February 20, 2019 and amended as of May 29, 2020 (collectively, the “Equity Award Agreements”), you hold an aggregate of 80,072 vested restricted stock units (“RSUs”) consisting of the following: (i) 31,126 time-based RSUs vested on May 29, 2020; (ii) 34,239 time-based RSUs vested on June 1, 2020; (iii) 7,003 performance-based RSUs vested on May 29, 2020; and (iv) 7,704 performance-based RSUs vesting on June 1, 2020 (collectively, “Outstanding Equity Awards”). All of the Outstanding Equity Awards will convert into shares of HYMC Class A common stock on December 31, 2020 or such other date as is provided in the applicable Equity Award Agreement pursuant to which such awards were granted.

7.       Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement. You acknowledge and agree that as a condition to any and all payments under this Agreement and the vesting of equity awards, you shall continue to be bound in all respects to the terms and conditions of that certain Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement in the form attached hereto as Exhibit B (the “ENNNI Agreement”), which ENNNI Agreement was assigned to and assumed by the Company and that the ENNNI Agreement remains in effect as a legally valid and binding agreement between you and the Company on the date hereof (as amended pursuant to the Employment Agreement and as set forth below in this Section 7). You acknowledge and agree that the Company will not provide compensation and/or benefits set forth above if you do not comply with and continue to be bound by the terms of the ENNNI Agreement (as amended as set forth below in this Section 7). You acknowledge and agree that:

(a)     You are, and will continue to be, bound by the terms of such ENNNI Agreement (as amended as set forth below in this Section 7) as assigned to and assumed by the Company;

(b)     the ENNNI Agreement shall continue in full force and effect after the date hereof, except as provided below:

(i)     “Confidential Information” under such agreement shall mean “all information disclosed to you or known to you, either directly or indirectly in writing, orally or by drawings or observation of parts or equipment, as a consequence of or through your employment with the Company, that is not generally known to the public or in the relevant trade or industry, about the Company's business, products, processes, services, investors and suppliers”;

(ii)     Exhibit 1 – “List of Prior Inventions, Discoveries or Ideas and Original Works of Authorship Created, Developed or Conceived by the Employee Prior to Beginning Employment with the Company” shall be updated to include Patent Applications 62671995, 62747120 and 16412368 and PCT Number US 1932310; and

(iii)     The sections of the ENNNI Agreement entitled “No Solicitation of Executives”, “No Solicitation or Acceptance of Business from Customers or Business Partners”, and “Non-Competition”, and the applicable provisions thereunder, shall each be amended to apply to the term of employment and 24 months following your termination of employment with the Company, so long as you are receiving the Salary Continuation Payments pursuant to Section 4(a) hereof; provided, however, that notwithstanding the foregoing, if Salary Continuation Payments are terminated by the Company pursuant to a breach by you of the terms and conditions of this Agreement or the ENNNI Agreement, then the sections of the ENNNI Agreement entitled “No Solicitation of Executives”, “No Solicitation or Acceptance of Business from Customers or Business Partners”, and “Non-Competition”, and the applicable provisions thereunder, shall continue to apply following such termination of Salary Continuation Payments hereunder;

(c)     except as otherwise provided in Section 7(b) above, executing this Agreement does not change or alter your obligations under the ENNNI Agreement, including, without limitation, the obligations under Section 5 – Inventions (other than to update to expressly include patent applications files after the date of the ENNNI Agreement), Section 6 – No Solicitation of Employees, Section 7 – No Solicitation or Acceptance of Business from Customers or Business Partners, Section 8 – Non-Competition and Section 10 – Returning Personal Property and Confidential, Proprietary, or Trade Secret Information;

(d)     the continuing obligations under the ENNNI Agreement is supported by adequate and sufficient consideration, including but not limited to the consideration and payments under this Agreement; and

(e)     the terms of the ENNNI Agreement are incorporated herein by reference.

8.        Release.

(a)     By executing this Agreement, effective upon the Termination Date, you hereby, on your own behalf and on behalf of your agents, representatives, assigns, heirs, executors and administrators (collectively, the “Employee Releasors”) fully and unconditionally release, remise, acquit and forever discharge each of HYMC, its subsidiary entities and, for the avoidance of doubt, any obligations, liabilities or claims relating to Hycroft Mining Corporation, and each of their respective officers, directors, stockholders, managers, members, agents, employees, consultants, independent contractors, attorneys, advisors, successors and assigns (collectively, the “Company Releasees”) from any and all claims, causes of action, charges, complaints, demands, costs, rights, losses, damages and other liability whatsoever, known or unknown (collectively, the “Claims”), which you have or may have against any Company Releasee arising on or prior to the date you execute this Agreement, including but not limited to any Claims arising under or in connection with your employment with, or termination of employment from, the Company or your relationship with HYMC and its subsidiary entities, dismissal, redundancy, wrongful termination, breach of contract, fraud, deceit, negligence, misrepresentation, defamation, disability, discrimination of any type, unlawful deduction from wages, breach of rights or entitlements under the United States Age Discrimination in Employment Act, the United States Americans with Disabilities Act of 1990, the United States Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. §1981, the laws of the state of Nevada and Colorado, the laws of the United States, and any workers’ compensation or disability claims or any other federal, state, local, foreign, common or other law, other than the Excluded Claims (as defined below). You further agree that you will not file or permit to be filed on your behalf any such Claim and represent and warrant that you have not instituted any such Claim or assigned or transferred any such Claim to any person or entity, in any manner, including by subrogation, operation of law or otherwise. Notwithstanding the preceding sentence or any other provision of this Agreement, this Agreement is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any Claim you believe you may have against any of HYMC or its subsidiary entities. However, by executing this Agreement, you hereby waive the right to recover in any proceeding you may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on your behalf. In addition, you agree to waive any rights you may have under any other agreement with any of HYMC or its subsidiary entities. Notwithstanding the preceding two sentences or any other provision hereof, this Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, and punitive damages. For purposes of this Agreement, the term “Excluded Claims” shall mean claims (i) to enforce any of your rights under or pursuant to this Agreement or any of the Equity Award Agreements, as amended hereby, (ii) for indemnification by HYMC arising under or in connection with your position as an officer and/or employee of HYMC, subject to your entitlement to indemnification under applicable law, the HYMC constating documents and the Indemnification Agreement dated as of May 29, 2020, (iii) any claims that may arise and relate to facts occurring after the Termination Date, and (iv) with respect to your employment with of the Company prior to the Termination Date, claims for benefits accrued by and payable to you under the terms and conditions of any employee benefit plan of the Company in which you were a participant prior to your Termination Date and which remain due and payable in accordance with the terms of such plan, as in effect from time to time.

(b)     You recognize that the monies, benefits and treatment of equity awards set forth in this Agreement constitute consideration for the release set forth in Section 8 of this Agreement (the “Release”) and you agree that you will not seek anything further from any Company Releasee. You recognize that you are bound by this Agreement and that anyone who succeeds to your rights and responsibilities, such as your heirs or the executor of your estate, is also bound. This Agreement is made for the benefit of the Company Releasees, including the individuals and entities collectively described herein, as well as all who succeed to their rights and responsibilities, such as the successors and assigns of the corporate entities, and the heirs and executors of the estates of the individuals collectively referred to herein as Company Releasees.

(c)     By executing this Agreement, effective upon the Termination Date, the Company, on behalf of all of the Company Releasees, does hereby fully and unconditionally release, remise, acquit and forever discharge you and each of your agents, representatives, assigns, heirs, executors and administrators (the “Executive Releasees”) from any and all Claims which any of them have or may have against any of the Executive Releasees arising on or prior to the Termination Date, including but not limited to any Claims relating to the activities, services, actions, failures to act or any other such deeds, misdeeds or omissions whatsoever by you, or otherwise relating to you, not involving fraud, whether in your capacity as an employee, officer, director, stockholder or otherwise.

9.       Representation; Voluntary Execution. You are strongly encouraged to consult an attorney regarding this Agreement. You hereby acknowledge that you are entering into this Agreement voluntarily and, by your act of signing below, you agree to all of the terms and conditions of this Agreement and intend to be legally bound hereby.

10.      Acknowledgement of Your Rights to Consider and Revoke the Release. You understand, agree and acknowledge that:

(a)     you have been advised and encouraged by the Company to have this Agreement reviewed by legal counsel of your own choosing and you have been given ample time to do so prior to signing this Agreement;

(b)     you have been provided at least twenty one (21) days to consider this Agreement and to decide whether to agree to the terms contained herein;

(c)     you have the right to revoke the release set forth in Section 8 of this Agreement (the “Release”) during the seven (7) day period following the date you sign this Agreement (the “Revocation Period”) by giving written notice of such revocation to David S. Stone, legal counsel of the Company, on or prior to the seventh day after the date you sign this Agreement and, if you exercise your right to revoke the Release, you will forfeit your right to receive any of the Salary Continuation Payments and the Special Discretionary Equity Bonus;

(d)     No payments, other than those that may be required pursuant to Section 2 hereof, shall be paid to you until at least eight (8) days after you sign this Agreement and will be paid only if you do not revoke the Release contained in this Agreement pursuant to Section 10(c) hereof;

(e)     The Company’s payments with respect to your COBRA premium provided herein will be paid only if you do not revoke the Release contained in this Agreement pursuant to Section 10(c) hereof; and

(f)     by signing this Agreement, you represent that you fully understand the terms and conditions of this Agreement and you intend to be legally bound by them.

11.      Press Release; No Detriment or Disparagement.

(a)     You and the Company shall mutually agree on the terms of a press release announcing your transition and succession.

(b)     You shall not (i) engage or intentionally cause or direct others to engage in any act detrimental to any of the Company or its subsidiary entities, any of their officers, partners, members, associates, employees, directors, managers, parents, subsidiaries, affiliates and related entities, and/or their business relations or (ii) make or intentionally cause or direct others to make any written or oral statement that disparages or tends to disparage any of the Company or its subsidiary entities, any of their officers, partners, members, associates, employees, directors, managers, parents, subsidiaries, affiliates and related entities, and/or their business relations.

(c)     The Company shall not (i) engage or intentionally cause or direct others to engage in any act detrimental to you or your business relations or (ii) make or intentionally cause or direct others to make any written or oral statement that disparages or tends to disparage you or your business relations.

12.     Cooperation. You agree to fully cooperate with the Company and their attorneys in connection with the defense of any charge, investigation or litigation in which you have relevant facts or potentially relevant testimony. Should such a request be made while you are receiving Salary Continuation Payments or payments for Consulting Services, you will not be further compensated for your time in connection with such cooperation, but to the extent possible, the Company and their agents will schedule time at your convenience. If such a request is made by the Company after we cease making Salary Continuation Payments or payments for Consulting Services, you will be paid a reasonable rate, consistent with any statutes, rules, regulations or case law for any time you spend in such endeavor.

13.     Return of Property. On the Termination Date, you shall promptly deliver to the Company all electronic equipment, correspondence, drawings, blueprints, models, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents, including all copies in any form or media, concerning the Company’s operations, mining plans, metallurgical data, products or processes which contain any Confidential Information; provided, however, that (a) you may retain and the Company shall transfer title to you for the 2020 Ford F-15 truck currently used by you to travel to the Hycroft Mine; and (b) you may retain your laptop computer and have the right to continue to access Company Confidential Information solely for the purpose of providing Consulting Services at the request of the Company.

14.     Non-Admission. This Agreement does not constitute an admission by the Company that any action taken with respect to you was wrongful, unlawful or in violation of any local, state, or federal act, statute, constitution, or common law, and the Company specifically denies any such wrongdoing or violation. You shall not state or imply the contrary to any person or entity.

15.     Continuation of Restrictive Covenants. You hereby expressly acknowledge that the restrictive covenants of non-competition, nonsolicitation of employees and customers and confidentiality set forth in the ENNNI Agreement by which you are bound during the Salary Continuation Period or until such covenants and obligations expire, if at all, pursuant to their terms. In the event you materially breach any of such covenants, the Company’s obligations to make payments pursuant to the provisions of Sections 4 and 5 hereof shall be of no further force and effect and shall immediately cease and, notwithstanding any other provision to the contrary in this Agreement, you shall immediately forfeit any right to any unvested equity awards under the Special Discretionary Equity Bonus evidenced by the Special Discretionary Equity Award Agreement, which unvested awards will be immediately cancelled and forfeited.

16.     Withholding. All payments being made to you under this Agreement will be subject to withholding for federal income taxes and, where applicable, to withholding for Social Security, Medicare, unemployment compensation and state, county and city taxes.

17.     Section 409A Compliance.  With respect to any benefits provided under this Agreement that are subject to Section 409A, it is intended that the terms of this Agreement comply with the terms and conditions of Section 409A and the regulations and guidance promulgated thereunder and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If any amount payable under this Agreement is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

18.     Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, the court will modify such provision to the minimum extent necessary to make such provision valid and enforceable or, if that is not possible, the court will strike such provision from this Agreement. The invalidity or unenforceability of any provision of this Agreement will not affect the force, effect, and validity of the remaining provisions of this Agreement; provided, however, that Section 8 of this Agreement shall be deemed to be an essential term of this Agreement and, to the extent such Section is deemed invalid or unenforceable, in whole or in part, the remainder of this Agreement will be enforceable, if at all, solely at HYMC’s option.

19.     Amendment. This Agreement cannot be amended, modified, waived, discharged or terminated, except in a writing signed both by you and a duly authorized representative of HYMC.

20.     Entire Agreement. This Agreement, collectively with the ENNNI Agreement, the Consulting Agreement, the Special Discretionary Equity Award Agreement and the equity award plans pursuant to which such equity awards were granted, and any qualified or non-qualified benefit plans of any of the Company in which you were a participant, contain the entire agreement between you and the Company with respect to the subject matter hereof and shall supersede all other prior and contemporaneous agreements and understandings with respect to such subject matter.

21.     Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic signature), each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

22.     Governing Law and Forum for Disputes. The laws of the State of Colorado will govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof. Any action or proceeding against the parties relating in any way to this Agreement (a “Dispute”) must be brought and enforced in the courts of the State of Colorado, and the parties irrevocably (i) submit to the jurisdiction of such courts in respect of any such action or proceeding and (ii) waive any right to a trial by jury of any Dispute.

23.     Successors and Assigns. This Agreement shall be binding upon you and the Company and shall inure to the benefit of each such party and their successors and assigns, and shall be binding upon you, your heirs and personal representatives. None of your rights or obligations hereunder may be assigned or delegated, except that in the event of your death or disability, any of your rights hereunder shall be transferred to your estate or personal representative, as the case may be. The Company may assign any of their rights and obligations under this Agreement in whole or in part to affiliates of HYMC without your prior consent. Any entity into which any of the Company is merged, or with which the any of the Company is consolidated, or which acquires the business of the Company shall be deemed to be a successor of the Company for purposes hereof, as the case may be.

24.     Notices. All notices, requests, consents, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by mail shall be deemed to have been given on the date sent), or by confirmed facsimile transmission with a hard copy deposited in first class mail the same day or the following day, as follows (or to such other address as either party shall designate by notice in writing to the other):

If to the Company:

Hycroft Mining Holding Corporation

8181 E. Tufts Ave., Suite 510

Denver, CO 80237

Attn: Stephen M. Jones, Executive Vice President and CFO

Telephone Number: 303 524-1947 (Office)

Email: steve.jones@hycroftmining.com

With a copy to:

David S. Stone, Esq.

Neal, Gerber & Eisenberg LLP

2 North LaSalle Street

Suite 1700

Chicago, IL 60602

Telephone Number: (312) 269-8411

Email: dstone@nge.com

If to Executive:

Randy Buffington

1250 Parkview Drive

Elko, NV 89891

Telephone Number: (775) 813-6249

Email: Steda947@yahoo.com

25.     Continued Indemnification. Nothing herein shall adversely affect your right to be indemnified by HYMC following the Termination Date for any claims made against you by third parties due to your position as a director, officer and employee of the Company.

26.     No Mitigation; No Offset. You shall be under no obligation to seek other employment and, except as expressly provided in this Agreement, there shall be no offset against amounts due to you under this Agreement on account of any compensation attributable to any subsequent employment that you may obtain.

[SIGNATURE PAGE TO FOLLOW]

You may formally accept the terms of this Agreement by signing below and returning it to me.

Very truly yours,

Hycroft Mining Holding Corporation

By:	/s/ Stephen M. Jones
Stephen M. Jones
Executive Vice President, Chief Financial Officer and Secretary

Autar Gold Corporation

By:	/s/ Stephen M. Jones
Stephen M. Jones
Executive Vice President, Chief Financial Officer and Secretary

I acknowledge that I have read and understand and agree to all the terms of this Agreement and further acknowledge that I have had the opportunity to review it with an attorney.

Dated:	June 30, 2020	By:	/s/ Randy E. Buffington
Randy Buffington

EXHIBIT A

consulting agreement

This Consulting Agreement (this “Agreement”) is made and entered into as of this 1st day of July, 2020, by and among Hycroft Mining Holding Corporation, a Delaware corporation (“HYMC”), and Randy Buffington, an individual (“Consultant”).

WHEREAS, prior to the date hereof, Consultant was the Chairman, President and Chief Executive Officer of HYMC;

WHEREAS, Consultant and HYMC entered into that certain Transition and Succession Agreement, dated as of July 1, 2020, to provide certain benefits to Consultant and HYMC upon his resignation as an officer and director of HYMC and its subsidiaries (the “Transition and Succession Agreement”);

WHEREAS, Consultant’s employment with HYMC and its subsidiaries terminated as of his resignation effective July 1, 2020 pursuant to the terms of the Transition and Succession Agreement; and

WHEREAS, Consultant was instrumental in HYMC’s successful efforts in developing a new process to economically and profitably recover gold from sulfide ores in a heap leach process and restarting mining operations at the Hycroft Mine and HYMC desires to receive consulting services on a consulting basis in Consultant’s areas of expertise relating to the Hycroft Mine’s operations and to receive such other services as may reasonably be requested of Consultant by the Board of Directors or Chief Executive Officer of HYMC (collectively, the “Consulting Services”) effective upon expiration without revocation of the statutory revocation periods set forth in the Transition and Succession Agreement.

NOW, THEREFORE, in consideration of the premises and the representations and warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Engagement. Effective upon expiration without revocation of the statutory revocation periods set forth in the Transition and Succession Agreement, HYMC hereby engages Consultant to perform the Consulting Services during the Term (as defined in Section 2), and Consultant hereby accepts such engagement upon the terms and conditions set forth in this Agreement.

2.        Term. This Agreement shall commence as of the date of expiration without revocation of the statutory revocation periods set forth in the Transition and Succession Agreement and shall continue until the earliest to occur of:

(a)     that date that is 24 months from the date hereof; and

(b)     termination in accordance with Section 6 (the “Consulting Period”).

3.       Consulting Services. In order to facilitate the continued development and operation of the Hycroft Mine and the transition to your successor as President and Chief Executive Officer, you agree that for the Consulting Period you agree to provide consulting, technical advice and transition assistance upon the reasonable request of the Board of Directors or the Chief Executive Officer of HYMC; provided, however, that such transition assistance and advice shall be subject to your consent, which shall not be unreasonably withheld or delayed. In no event shall Consultant be required to provide more than 30 hours of Consulting Services during any weekly period or more than 100 hours of Consulting Services during any monthly period.

4.        Compensation. As compensation for the Consulting Services rendered by Consultant during the Term, HYMC shall pay to Consultant compensation at a rate of $25,000 per month regardless of whether any request for the provision of Consulting Services is made to you during each month of the Consulting Period.

5.        Payment Procedures. HYMC shall issue payments to Consultant on a monthly basis.

6.        Termination.

(a)     This Agreement may be terminated:

(i)     by mutual written agreement of HYMC and Consultant at any time; or

(ii)     by HYMC for Cause (as hereinafter defined).

(b)     In the event that this Agreement is terminated in accordance with its terms for any reason, HYMC shall have no further obligation to Consultant other than the payment for Consulting Services already rendered in accordance with Section 4.

(c)     Definition of Cause. For purposes of this Agreement, the term “Cause” shall mean (i) Consultant has been convicted of, or plead nolo contendere to, a felony or crime involving moral turpitude; (ii) Consultant has committed an act of personal dishonesty or fraud involving personal profit in connection with Consultant’s provision of the Consulting Services to HYMC; (iii) Consultant has committed a material breach of any material covenant, provision, term or condition set forth in or incorporated by reference into this Agreement, including, without limitation, the provisions contained in Section 7 of the Transition and Succession Agreement or in sections of the Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement entered into by you (the “ENNNI Agreement”) entitled “No Solicitation of Executives”, “No Solicitation or Acceptance of Business from Customers or Business Partners”, and “Non-Competition”, and the applicable provisions thereunder, (iv) Consultant has committed an act which involved willful misconduct or gross negligence on the part of Consultant; (v) any material failure or unreasonable refusal to perform the Consulting Services in a reasonably satisfactory manner; (vi) any material failure or refusal to comply with the lawful written rules and policies of HYMC and its subsidiaries applicable to consultants to HYMC; or (vii) Consultant has committed any act that has or reasonably is expected to result in material injury to the business or reputation of HYMC or its subsidiaries; provided, however, that no termination under clause (iii), (v) or (vi) above shall be effective unless Consultant shall have first received written notice describing in reasonable detail the basis for the termination and within fifteen (15) days following delivery of such notice, Consultant shall have failed to cure such alleged behavior constituting “cause”; provided, further, that this notice requirement prior to termination shall be applicable only if such behavior or breach is capable of being cured.

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7.       Continued Restrictive Covenants. Consultant hereby expressly acknowledges that the restrictive covenants of non-solicitation of employees and customers and confidentiality set forth in sections of the ENNNI Agreement entitled “No Solicitation of Executives”, “No Solicitation or Acceptance of Business from Customers or Business Partners”, and “Non-Competition”, and the applicable provisions thereunder, by which Consultant is bound during the Consulting Period shall remain in full force and effect until they expire, if at all, according to their terms. In the event Consultant breaches any of such covenants, HYMC’s obligations to make payments pursuant to the provisions of Section 4 hereof shall be of no further force and effect and shall immediately cease. The terms of this Section 7 shall survive the termination of this Agreement.

8.       Independent Contractor Status. Consultant’s relationship to HYMC and its subsidiaries hereunder is one of independent contractor, and nothing contained in this Agreement shall be construed to imply that Consultant is an agent or employee of HYMC or its subsidiaries for any purpose, including, without limitation, withholding for purposes of Social Security or income taxes, or entitlement to any insurance, retirement or other employee benefits offered by HYMC or its subsidiaries. This Agreement shall not create any partnership or joint venture between the parties hereto. Consultant shall not have the right, power or authority to create any obligation, express or implied, or to make any representation on behalf of HYMC or its subsidiaries, except as may be expressly authorized in writing from time to time by HYMC or its subsidiaries, and then only to the extent of such written authorization.

9.      Consultant Representations, Warranties and Covenants. Consultant hereby represents, warrants and covenants to HYMC and its subsidiaries as follows: (a) Consultant shall comply with all applicable laws, ordinances, codes and regulations in performing the Consulting Services under this Agreement and (b) Consultant has full authority to execute and deliver this Agreement and to provide the Consulting Services, and this Agreement does not and will not violate any other agreement to which Consultant is or becomes a party, nor any law, court order or decree to which Consultant is subject.

10.      Binding Effect; Assignment; Substitution.

(a)     This Agreement shall be binding upon and inure to the benefit of all of the parties hereto, their heirs, administrators, personal representatives, successors and assigns; provided, however, that Consultant may not assign (as a matter of law or otherwise) this Agreement without the prior, express written consent of HYMC. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement in violation of this Agreement shall be null and void.

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(b)     Consultant acknowledges that HYMC expects Consultant specifically to perform the Consulting Services. Consultant agrees that he may not substitute any other person or entity to perform any of his obligations under this Agreement.

11.     Amendments; Waiver. This Agreement may only be amended and any term hereof waived in a written agreement signed both by Consultant and by HYMC. No delay or omission by any party to this Agreement to exercise its rights under this Agreement shall impair any such right or power or shall be construed as a waiver or acquiescence of any default. If a written waiver occurs, no such written waiver in any particular instance or with respect to any particular term will be held or construed to constitute a waiver of any other or subsequent breach.

12.     Entire Agreement. This Agreement, together with the Transition and Succession Agreement, the ENNNI Agreement and a special discretionary equity award agreement, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes and cancels any prior agreements, arrangements, representations, warranties or communications (whether oral or written) between the parties hereto relating to the subject matter hereof.

13.     Governing Law and Forum for Disputes. The laws of the State of Colorado will govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof. Any action or proceeding against the parties relating in any way to this Agreement (a “Dispute”) must be brought and enforced in the courts of the State of Colorado, and the parties irrevocably (i) submit to the jurisdiction of such courts in respect of any such action or proceeding and (ii) waive any right to a trial by jury of any Dispute.

14.     No Presumption Against Drafter; Representation by Counsel. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question of intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted collectively by the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Each of the parties hereto acknowledges that he or it has had the opportunity to consult independent and experienced counsel of his or its own choice in connection with the negotiation and preparation of this Agreement and to seek advice as to the legal effect thereof. Each of the parties hereto represents that he or it has entered into this Agreement without coercion or undue influence.

15.     Interpretation. The headings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. Unless the context requires otherwise, any pronouns used in this Agreement shall include the corresponding singular, plural, masculine, feminine or neuter pronouns, as the case may be. Underscored references to Sections shall refer to those Sections of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

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16.     Notices. Any notice required or permitted under the terms of this Agreement shall be in writing and shall be delivered by personal delivery, via overnight carrier, via facsimile or email or via registered or certified mail, return receipt requested, first class postage prepaid. If notice is delivered by personal delivery or via overnight carrier, notice shall be deemed given on the date that actual delivery is made. If notice is delivered via facsimile, notice shall be deemed given on the date that the notice is transmitted and written confirmation of such transmission is obtained. If notice is delivered via mail, notice shall be deemed given on the earlier of (a) the actual day of delivery or (b) the third day after the date of mailing. All notices shall be addressed to the intended recipient as set forth below:

If to Consultant, to:

Randy Buffington

1250 Parkview Drive

Elko, NV 89891

Telephone Number: (775) 813-6249

Email: Steda947@yahoo.com

If to HYMC:

Hycroft Mining Holding Corporation

8181 E. Tufts Ave., Suite 510

Denver, CO 80237

Attn: Stephen M. Jones, Executive Vice President and CFO

Telephone Number: (303) 524-1947 (Office)

Email: steve.jones@hycroftmining.com

With a copy to:

David S. Stone, Esq.

Neal, Gerber & Eisenberg LLP

2 North LaSalle Street

Suite 1700

Chicago, IL 60602

Telephone Number: (312) 269-8411

Email: dstone@nge.com

or to such other address or to the attention of the person or persons as the recipient party has specified by proper prior written notice to the sending party. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

17.     Counterparts. This Agreement may be signed in multiple counterparts, each of which taken together will constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or other electronic transmission and, if executed and delivered in such manner, shall be binding as though an executed original shall have been delivered by hand.

18.     Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then such term or provision will be limited to the extent necessary or stricken so as to make the provision valid and enforceable to the fullest extent permitted by law. Such limitation or striking will not affect any of the remaining provisions of this Agreement, which will continue in full force and effect as written.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Randy E. Buffington
Randy Buffington

HYCROFT MINING HOLDING CORPORATION

/s/ Stephen M. Jones
Name: Stephen M. Jones
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Buffington Consulting Agreement]

EXHIBIT B

FORM OF EMPLOYEE NONDISCLOSURE, NONCOMPETITION

NONSOLICITATION AND INVENTIONS AGREEMENT

This Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement (referred to as the "Agreement") is entered into on __________________, 2015, by and between Hycroft Mining Corporation (referred to as the "Company") and me.

I desire to be employed by the Company and the Company desires to employ me; however, as a condition of my employment, the Company requires that I agree to the terms of and execute this Agreement. I understand that if I do not agree to the terms of and execute this Agreement, the Company is unwilling to hire and/or retain me and pay me compensation for my employment. Accordingly, I agree as follows:

1.

At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes "at-will" employment. Any representation, statement or implication to the contrary is unauthorized and not valid unless in writing and signed by both Employee and CEO of the Company. I acknowledge that this employment relationship may be terminated at any time, with or without cause, for any cause or for no cause, at the option either of the Company or myself, and with or without notice.

2.	Confidential, Proprietary and Trade Secret Information.

a)

I understand that “Personal Property” refers to all tangible property including but not limited to paper, storage devices, computers, phones, automobiles, machines, tools, equipment, models, molds, any document, record, customer list, management analysis, notebook, plan, model, component, device, tangible property, or computer software or code, whether embodied in a disk or in any other form, etc., that is used, leased, owned or controlled by the Company.

b)

I understand that “Proprietary Information” means all information that has commercial value in the business in which the Company is engaged. By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, proprietary information and other intellectual property and techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, formulating recipes, and formulae related to the current, future and proposed products and services of the Company, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

i)

“Proprietary Information” also specifically includes but is not limited to joint ventures, exploration programs, documentation and/or schematics; business proposals and communications; identities of existing investors; details of current mineral exploration land packages, technical reports/studies and associated technical data; and the identity of any persons or entities associated with or engaged as consultants, advisers, or agents. “Proprietary Information” further includes proprietary or confidential information of any third party who may disclose such information to the Company or to the Employee in the course of the Company’s business.

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c)	I understand that “Trade Secret Information” shall include any information that is a Trade Secret as defined by the Nevada Uniform Trade Secrets Act.

d)

I understand that “Confidential Information” means all information disclosed to me or known to me, either directly or indirectly in writing, orally or by drawings or observation of parts or equipment, as a consequence of or through my employment with the Company, that is not generally known to the public or in the relevant trade or industry about the Company’s business, products, processes, services, employees, investors, and suppliers. (For purposes of this Agreement, Proprietary, Confidential, and Trade Secret Information will be collectively referenced as “Information.”)

e)

I acknowledge that during the performance of my duties with the Company, I will receive and have access to the Company’s Personal Property and Information. (To the extent I may have acquired Company information while performing work for the Company prior to becoming a Company employee, such Information shall be entitled to the same protections as Information acquired during my course of employment with the Company.) Because of the nature of the Company’s business, the protection of such Personal Property and Information is of vital concern to the Company. This Information represents one of the most important assets of the Company and enhances the Company’s opportunity for maintaining business and future growth.

f)	In exchange for the consideration set forth in this Agreement, I further covenant as follows:

i)

Both during and following employment, I will hold in strictest confidence the Company’s Information, and will not disclose it to any individual or entity except with the specific prior written consent of the company, or except as otherwise expressly permitted by the terms of this Agreement, or compelled by legal process. In the event I am required by law or a court order to disclose any such Information, I shall promptly notify the Company of such requirement and provide the Company with a copy of any court order or of any law which requires such disclosure and, if the Company so elects, to the extent that it is legally able, permit the Company an adequate opportunity, at its own expense, to contest such law or court order.

ii)

Any Trade Secrets of the Company will be entitled to all of the protections and benefits under the Nevada Uniform Trade Secret Act and any other applicable law. If any information that the Company deems to be a Trade Secret is found by a court of competent jurisdiction not to be a Trade Secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. I hereby waive any requirement that the Company submit proof of the economic value of any Trade Secret.

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iii)

I will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of my duties at home or while traveling, or except as otherwise specifically authorized by the Company) the Company’s Personal Property and Information. I recognize that, as between the Company and me, all of the Personal Property and Information, whether or not developed by me, is the exclusive property of the Company.

iv)

I agree not to use any of the Company’s Personal Property or Information for any purpose, except for the benefit of the Company, and I agree not to disclose, share, provide or allow use of the Company’s Personal Property or Information to or with any person, firm or corporation without written authorization from the CEO. I agree to abide by the Company’s policies and regulations for the protection of the Company’s Personal Property and Information. I understand and agree that the unauthorized disclosure, removal or misuse of such Personal Property or Information will irreparably damage the Company and/or third parties dealing with the Company.

3.

Past Non-Disclosure. I have not used the Company’s Personal Property or Information for any purpose, except for the benefit of the Company. I further represent that I have not provided the Company’s Personal Property or Information to any person, firm or corporation for any purpose, except for the benefit of the Company.

4.

Non-Disclosure of Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any confidential, proprietary or trade secret information of any former or concurrent employer or other person or entity, and that I will not bring onto the premises of the Company any unpublished document or confidential, proprietary or trade secret information belonging to any such employer, person or entity unless consented to in writing by such employer, person, or entity.

5.	Inventions.

a)

Inventions Retained and Licensed. I have attached hereto, as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, and Trade Secrets which were made by me prior to my employment with the Company (collectively referred to as "Prior Inventions"), which belong to me, and which are not assigned to the Company hereunder; or, if no such list is attached, by my signature to this Agreement I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, proceeds or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

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b)

Disclosure and Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company of any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, techniques, methods, formulas, processes, trademarks or Trade Secrets, whether or not patentable or registerable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice during the period of time I am in the employ of the Company (collectively referred to as "Inventions"). I further agree that any and all such Inventions are the sole and exclusive property of the Company; and that I will hold in trust for the sole right and benefit of the Company, will assign and hereby assign to the Company, or its designee, all my rights, titles, and interests in and to any and all Inventions except as provided in the “Non-Assertion” sub-section below. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents, mask works or copyrights resulting from any such application for letters patent or mask work or copyright registrations assigned hereunder to the Company.

c)

Works for Hire. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are "works made for hire," (hereinafter “Works”) as that term is defined in the United States Copyright Act or international law and the Company may file applications to register copyright as author thereof. I assign to the Company all rights, including all copyright rights throughout the world, including all renewals and extensions thereof, in and to all Works created by me, both past and future, during my employment by the Company. I will take whatever steps the Company requests, including, but not limited to, placement of the Company’s proper copyright notice on such Works to secure or aid in securing copyright protection and will assist the Company or its nominees in filing applications to register claims of copyright in such Works. I will not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or networks system, any Works of the Company without the written permission of the Company.

d)

Patent and Copyright Registrations. I further agree to execute all applications, assignments, contracts and other instruments, as the Company deems necessary to effectuate the intent of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature on any such document, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

e)

Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

f)

Non-Assertion. Except for matters listed in Exhibit 1 to this Agreement, I will not assert any rights as to any inventions, copyrights, patents, discoveries, concepts, or ideas or improvements thereof, or know-how related thereto, as having been made or acquired by me prior to my being employed by the Company, or since the date of my employment and not otherwise covered by the terms of this Agreement.

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6.

No Solicitation of Employees. I acknowledge that the Company has invested substantial time, effort and expense in training and assembling its present staff. In order to protect that investment by the Company, for a period of one (1) year following termination of my employment with the Company, regardless of the reason for such termination, I will not hire, attempt to hire or solicit any individual who is an employee of the Company at the time of termination or was an employee of the Company at any time during the year preceding termination of my employment with the Company.

7.

No Solicitation or Acceptance of Business from Customers or Business Partners. I agree that I, whether acting directly or indirectly, whether as a principal, consultant, employee, owner, shareholder, director, officer, partner, advisor, agent, financier, independent contractor or otherwise, during the period of my employment with the Company and for a period of 1 year immediately following the termination of my employment for any reason (voluntary or involuntary), whether with or without cause:

a)

Will not either directly or indirectly, either for myself or for any other person or entity, solicit, induce, recruit or encourage any of the Company' Customers (as defined below) to reduce or negatively change or otherwise alter their existing relationship, course of dealing or level of business with the Company. This prohibition specifically includes soliciting, inducing, recruiting or encouraging any of the Company' Customers to send or do business with an alternative business or entity;

b)	Canvass, solicit or accept competing business from any Customer or Prospective Customer, Business Partner, or Prospective Business Partner of the Company.

For purposes of this Agreement, a "Customer" is any person or entity to whom the Company has sold any of its products or services in the 2 years preceding my separation from employment with the Company. A “Prospective Customer” is any person or entity to whom the Company has provided a written proposal to deliver products or services in the 1 year preceding my separation from employment with the Company. A “Business Partner” is an individual or entity who is a property owner or joint venture partner associated with the Company. A “Prospective Business Partner” is an individual or entity whom the Company is or was actively pursuing as a potential partner or a business associate, as evidenced by outstanding written proposals from the Company to the prospective partner or business associate at anytime during the 1 year preceding the termination of my employment with the Company.

8.

Non-Competition. I agree that during the period of my employment with the Company and for a period of 1 year immediately following the termination of my employment with the Company for any reason (voluntary or involuntary), within the Protected Areas, I, whether acting directly or indirectly, whether as a principal, consultant, employee, owner, shareholder, director, officer, partner, advisor, agent, financier, independent contractor or otherwise, will not:

a)	Either directly or indirectly, for myself or any third party, divert or attempt to divert any business of the Company;

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b)	Engage in gold mining or mine exploration;

c)

Accept any position or affiliation with a company as a result of which I will, in the regular and ordinary course of business, necessarily be called upon, required, or expected to reveal, base judgments on, or otherwise use Information that I have received during my employment with the Company;

d)

Engage or invest in, own, manage, operate, finance, control, or participate in, lend my name or credit to, or render services or advice to, any business that conducts gold mining or mine exploration, provided, however, that the beneficial ownership of less than 5% of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or the Nasdaq Stock Market will not be deemed, in and of itself, to violate the prohibitions of this paragraph.

The “Protected Areas” for purposes of this Agreement shall constitute the State of Nevada and other mineral districts in which the Company (i) is engaging in business or actively pursuing an exploration, development or mining opportunity, as evidenced by outstanding proposals from the Company to the prospective partner or individual entity with whom the Company is pursuing a business relationship at the time of termination of my employment with the Company

9.

Extension of Non-Solicitation and Non-Compete Covenants. The period of time applicable to the covenants not to solicit and not to compete will be extended by the duration of any violation by me of such covenant(s). In addition, the time periods applicable to the covenants not to solicit employees and not to compete will be extended by the duration of any period of time during which I am retained as a consultant to the Company or an independent contractor by the Company (in any capacity).

10.

Returning Personal Property and Confidential, Proprietary, or Trade Secret Information. Upon termination of employment, or upon the request of the Company during employment, I will return to the Company all of the Personal Property and Information in my possession or subject to my control, and I shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Personal Property or Information. I also agree that I will not recreate, copy or deliver to anyone else any Personal Property and Information of the Company.

11.

Reasonableness of Restrictions. I agree and acknowledge that the restrictions of this Agreement are reasonable and necessary, and will not prevent me from obtaining adequate and gainful employment upon termination of my employment with the Company.

12.

Duty of Loyalty. I agree that during my employment with the Company, I will not participate in, assist, or take any action designed to benefit a person or entity engaging in any business that competes or plans to compete with the Company.

13.

Survival. Termination of my employment, whether voluntary or involuntary, whether with or without cause (even if I believe such termination is in violation of the law or contract), shall not impair or relieve me of my obligations set forth in this Agreement, which shall survive the termination.

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14.

Remedies and Relief. I agree that it would be impossible or inadequate to measure and calculate the Company's damages and that the Company will be immediately and irreparably harmed from any breach of the restrictive covenants set forth in this Agreement. Accordingly, I agree that in addition to any remedies at law or equity that may be available to the Company for such breach, the Company may also seek specific performance, seek appropriate injunctive relief to prevent a breach, and seek any other relief that may be available. Such relief shall be in addition to other remedies available and shall not constitute an election of remedies.

a)

Costs and Attorneys’ Fees. In the event that a dispute under this Agreement arises, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs incurred in pursuing or defending the matter.

b)

Indemnity. I agree to indemnify and hold the Company harmless from and against (i) any and all claims, demands, proceedings, suits and actions against the Company, and (ii) any and all losses, liabilities, damages, costs suffer by the Company, resulting from any breach of this Agreement.

15.	General Provisions.

a)

Governing Law; Consent to Personal Jurisdiction. The laws of the state of Nevada shall govern this Agreement. In any legal proceeding arising under this Agreement, venue shall be in Washoe County, Nevada, and Employee consents to personal jurisdiction in Nevada and Washoe County. The venue choice set forth herein shall not limit or restrict the Company’s right, at its sole discretion, to pursue the equitable, injunctive or specific performance remedies set forth in this Agreement in any jurisdiction or venue where I may be found or where a breach or threatened breach may or has occurred.

b)

Entire Agreement; Enforcement of Right. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussion between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by me and the CEO. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. The failure by either party to enforce any rights hereunder will not be construed as a waiver of any rights of such party. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

c)

Enforceability. The parties intend that the covenants contained in this section shall be construed as a series of separate covenants. If any provision of this Agreement is determined to be to be wholly or partially illegal, invalid, contrary to public policy or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be first amended to give it/them the greatest effect allowed by law and to reflect the intent of the parties. If modification is not possible, such term shall be severed from this Agreement.

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d)	Successors. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

e)

Assignment and Addition of Parties. I agree that this Agreement, specifically including the non-compete, non-solicitation and confidentiality provisions, may be assigned by the Company, including to a successor-in-interest to Company’s business whether by sale of assets, stock, merger or otherwise, and I consent to any such assignment. The assignment is supported by consideration, including my employment, continued employment and/or the first 10% of any bonus I receive from the Company.

Employee Acknowledgment

I acknowledge that I have read and understand the provisions of this Agreement, and I have been given an opportunity for my legal counsel to review this Agreement. I further acknowledge that the provisions of this Agreement are reasonable, and I will fully and faithfully comply with this Agreement. Finally, I acknowledge that I have entered into this Agreement freely and voluntarily and not as the result of any threat, promise or undue influence made or exercised by the Company or any other party.

Date: October 19, 2015	/s/ Randy E. Buffington
Signature of Employeea

Randy E. Buffington
Print Name of Employee

Date: October 19, 2015	/s/ Stephen M. Jones
Stephen M. Jones,
Executive Vice President & Chief Financial Officer

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EXHIBIT 1

LIST OF PRIOR INVENTIONS, DISCOVERIES OR IDEAS

AND ORIGINAL WORKS OF AUTHORSHIP CREATED, DEVELOPED OR CONCEIVED BY THE EMPLOYEE PRIOR TO BEGINNING EMPLOYMENT WITH THE COMPANY

IDENTIFYING NUMBER
TITLE	DATE	OR BRIEF DESCRIPTION

X	I have no inventions, discoveries, ideas or original works of authorship.

N/A	Additional Sheets Attached.

X	I agree to immediately correct or amend this list with written notification to the Company.

Signature of Employee:		/s/ Randy E. Buffington

Print Name of Employee:		Randy E. Buffington

Date:	October 19, 2015